EXHIBIT 4.1

                   JEFFERSON SMURFIT CORPORATION
                       AMENDED AND RESTATED
                      1992 STOCK OPTION PLAN
        (As Amended and Restated effective as of May 1, 1997)


 1.               Purpose; Types of Awards.

                  The name of this plan is the Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan (the "Plan"). The purpose of the Plan is to advance the interests of Jefferson Smurfit Corporation ("JSC"), Jefferson Smurfit Corporation (U.S.) (the "Company"), the Company's Subsidiaries and affiliates and their respective stockholders by providing certain eligible employees of the Company and its Subsidiaries and affiliates with an opportunity to acquire a proprietary interest in JSC. The Committee may grant options which shall constitute "nonqualified stock options" for federal income tax purposes.

 2.               Definitions.

As used in this Plan, the following words and phrases shall have the meanings indicated:

         (a) "Asset Sale" shall mean the sale of all or substantially all of the assets of JSC.

         (b)          "Board" shall mean the Board of Directors of JSC.

         (c) "Cause" shall mean termination of an Optionee's employment in connection with (1) the Optionee's conviction for a felony or plea of guilty or nolo contendere with respect to a felony, (2) the Board's determination that the Optionee has committed a common law fraud against JSC, the Company, a Subsidiary or an affiliate of the Company or (3) action by the Optionee involving willful malfeasance or gross negligence in connection with the Optionee's employment, which is materially injurious to the Company, a Subsidiary or an affiliate of the Company, monetarily or otherwise.

         (d) "Committee" shall mean the Compensation Committee appointed by the Board, from time to time, in accordance with JSC's By-Laws.

         (e) "Common Equity" shall mean, collectively: the Class A common stock of JSC, par value $.01 per share; the Class B common stock of JSC, par value $.01 per share; the Class C common stock of JSC, par value $.01 per share; the Class D common stock of JSC, par value $.01 per share; and the Class E common stock of JSC, par value $.01 per share; in each case, prior to the Reclassification.

         (f) "Common Stock" shall mean JSC's common stock, par value $.01 per share.

         (g) "Company" shall mean Jefferson Smurfit Corporation (U.S.), a Delaware corporation.

         (h) "Disability" shall mean incapacity due to physical or mental illness as a result of which the Optionee becomes eligible for benefits under the applicable long-term disability plan or policy of the Company or a Subsidiary or other affiliate of the Company.

         (i)          "Effective Date" shall mean August 26, 1992.

         (j) "Effective Date Options" shall mean Options granted upon or in connection with the Effective Date of the Plan.
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         (k)          "Employee" shall mean an employee, including officers,
of the Company or a Subsidiary or other affiliate of the Company or any other individual designated by the Committee with the approval of the Board.

         (l) "Early Retirement" shall mean the termination of employment of an Optionee for any reason other than for Cause on or after the earlier of (i) the attainment of age fifty-five (55) with five years of service with the Company and (ii) twenty-five years of service with the Company.

         (m) "Event of Default" shall mean an event of default or an event which, with due notice or lapse of time or both, would constitute an event of default under any instrument or agreement relating to any Indebtedness (as defined in the Amended and Restated Credit Agreement, dated as of May 17, 1996, among JSC, the Company, JSCE, Inc., the lenders listed therein, Bankers Trust Company and Chemical Bank, as Senior Managing Agents (the "Credit Agreement")), of the Company or any Subsidiary, including, without limitation, the Credit Agreement, the Company's 9.75% Senior Notes due 2003, its 11.25% Series A Senior Notes due 2004, and its 10.75% Series B Senior Notes due 2002 and any amendments, modifications, renewals, extensions or refinancings thereof of the Company.

         (n)          "Fair Market Value" per share of Common
Stock, as of any particular
date, shall mean (1) the closing sales price per share of Common Stock on the national securities exchange on which the Common
Stock is principally traded, for
the last preceding date on which there was a sale of such Common Stock on such exchange, or (2) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, (A) for purposes of Sections 6(f), 6(g), and 11 hereof, the value determined by the Committee and (B) for purposes of Section 7(a)(4) hereof, (i) if the Fair Market Value of Common Stock has been determined pursuant to the Stockholders Agreement in connection with the Asset Sale or Merger resulting in the application of Section 7(a)(4), the value of Common Stock pursuant to such valuation, (ii) if clause (i) has not been complied with, the value determined by the Board or (iii) if clause (i) has not been complied with and the Board cannot agree upon Fair Market Value, the value of Common Stock determined pursuant to the valuation procedures of the Stockholders Agreement.

         (o) "JSC" shall mean Jefferson Smurfit Corporation, a Delaware corporation.

         (p) "Merger" shall mean the merger or consolidation of JSC with or into another corporation.

         (q) "Morgan Percentage" shall mean as of any particular date the percentage determined from the quotient of (i) the total number of shares of Common Equity held as of the Effective Date, or Shares of Common Stock into which such Common Equity was converted pursuant to the Reclassification, which have been transferred by the MS Holders as of such date; divided by (ii) the total number of shares of Common Equity or, Common Stock, as the case may be, outstanding as of such date.

         (r)          "Morgan Threshold Date" shall mean the
earlier of (i) the date that the
MS Holders shall have collectively received $200,000,000 in cash or Value of Other Property (as defined in the Stockholders Agreement), or a combination thereof as a return of their investment in the Company, as a result of sales of shares of Common Equity or shares of Common Stock into which such Common Equity was converted pursuant to the Reclassification; or (ii) the date that the MS Holders shall have transferred, in the aggregate, at least 30% of the Common Equity owned by the MS Holders as of the Effective Date, including transfers of the Common Stock into which such Common Equity was converted pursuant to the Reclassification.

         (s) "MS Holders" shall have the meaning ascribed to such term in the Stockholders Agreement.

         (t) "MSLEF II Public Offering" shall mean the initial sale of Common Stock by the MS Holders to the public pursuant to a registration statement under the Securities Act filed with the Securities and Exchange Commission.

         (u) "MSLEF II" shall mean The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

         (v)          "MSLEF II Transfer Date" shall mean the
first to occur of (1) the date
MSLEF II transfers all of the Common Stock held by it pursuant to the Stockholders Agreement, or (2) if MSLEF II distributes its shares of Common Stock to its partners pursuant to its dissolution, the date which such partners have transferred pursuant to the Stockholders Agreement at least fifty percent (50%) of the aggregate shares of the Common Stock distributed to them by MSLEF II.

         (w) "Nonqualified Stock Option" shall mean an option not qualified under the Internal Revenue Code of 1986, as amended.

         (x)          "Option" or "Options" shall mean a
grant to an Optionee of an option
or options to purchase shares of Common Stock. Options granted by the Committee pursuant to the Plan shall constitute Nonqualified Stock Options.

         (y)          "Option Agreement" shall mean a written
agreement between JSC and the
Optionee evidencing the grant of an Option or Options in such form as the Committee shall approve.

         (z) "Option Price" shall mean the purchase price of each share of Common Stock subject to an Option.

         (aa) "Optionee" shall mean those persons who are granted Options under the Plan and, where the context so requires, any successor to the Optionee with respect to the Option.

         (bb) "Plan" shall mean the Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan, as amended effective as of May 1, 1997, as it may be subsequently amended from time to time.

         (cc) "Reclassification" shall mean the reclassification of shares of Common Equity into shares of Common Stock which occurred on or about May 11, 1994.

         (dd)         "Retirement" shall mean the termination
of employment of an Optionee
for any reason other than for Cause on or after the attainment of age sixty-five
(65) with three years of participation aggregating the years of participation in the Plan and the Company's 1990 Long-Term Management Incentive Plan.

         (ee)         "Stockholders Agreement" means the Stockholders
Agreement, dated as of May 3, 1994 (and as subsequently amended) among Smurfit International B.V., MSLEF II, JSC, and certain other parties identified therein.

         (ff) "Subsidiary" shall mean any corporation of which 50% or more of the voting stock is owned directly or indirectly by the Company.

         (gg)         "Trigger Date" shall mean the first to
occur of (1) the MSLEF II
Transfer Date, (2) the eleventh anniversary of the date of grant of an Option,
(3) the MSLEF II Public Offering or (4) the discretionary acceleration of exercisability of an Option by the Committee with the consent of the Board.

 3.                   Administration.

         Notwithstanding anything to the contrary contained in the Plan, the Plan shall be administered by the Committee.

         The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the Option Price; to determine, upon the recommendation of management of the Company, the persons to whom, and the time or times at which Options shall be granted and the number of shares to be covered by each Option granted;
to interpret the Plan;
to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements (which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan; provided, however, the Committee may not adversely affect any right of any Optionee without either (i) the consent of the Board or
(ii) the Optionee's written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees.

         The Board shall fill all vacancies, however caused, in the Committee. The
Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a chairman and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

         No member of the Board or Committee shall be liable for any action taken or omitted or any determination made in good faith with respect to the Plan or any award granted hereunder.

 4.                   Eligibility.

         Any Employee shall be eligible to be an Optionee.

 5.                   Common Stock Subject to the Plan.

         The maximum number of shares of Common Stock reserved for the grant of Options shall be 13,049,306 subject to adjustment as provided in Section 7 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by JSC.

         If any outstanding Option under the Plan should for any reason expire, be canceled or be terminated, without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled or terminated portion of such
Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.

 6.                   Nonqualified Stock Options.

         Options granted pursuant to the Plan
are intended to constitute Nonqualified
Stock Options. Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement, which Option Agreement shall be subject to and set forth the following terms and conditions:

         (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

         (b) Type of Option. Each Option Agreement shall specifically state that the Option constitutes a Nonqualified Stock Option.

         (c) Vesting. Options shall vest and become nonforfeitable pursuant to the schedule set forth in each Option Agreement; provided, however, that the Committee, with the consent of the Board, shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except as otherwise provided in an Option Agreement, upon an Optionee's termination of employment with the Company and all of its Subsidiaries and affiliates for any reason other than death, Disability or Retirement, all outstanding and nonvested Options awarded to such Optionee shall be forfeited. Upon an Optionee's death, Disability or Retirement, each outstanding and nonvested
         Option shall become fully vested and nonforfeitable.
         Vested Options are not
         exercisable until the conditions set forth in Section 6(d) hereof are satisfied.

         (d) Exercisability. Upon the occurrence of the Trigger Date as described in Sections 2(gg)(1) and (2), all vested Options shall become fully exercisable and all Options which vest subsequent to either such Trigger
         Date shall be exercisable upon vesting. Upon the occurrence of the Trigger
         Date described in Section 2(gg)(3) and prior to the Morgan Threshold Date, all then vested Options and all Options which vest subsequent to such Trigger Date and prior to the Morgan
         Threshold Date shall be exercisable (or
         upon vesting shall become exercisable) in an amount (which may be periodically determined) equal to the product of (i) the number of shares of Common Stock vested pursuant to the Option plus the shares of Common Stock previously vested and exercised pursuant to the Option, all as of the relevant determination date multiplied by (ii) the Morgan Percentage as of the relevant determination date. Upon the occurrence of the Trigger Date described in Section 2(gg)(3) and after the Morgan Threshold Date, all vested Options shall become fully exercisable and all Options which vest subsequent to such Trigger Date and after the Morgan Threshold Date shall be exercisable upon vesting, without regard to the limitation set forth in the immediately preceding sentence.
         Notwithstanding anything to the contrary otherwise contained in this Section 6(d), (i) ten percent (10%) of the Options granted to each Optionee with an effective date prior to 1993 became exercisable on January 1, 1995, and
         (ii) upon vesting, the Options of each
         Optionee shall become exercisable in
         an amount (which may be periodically
         determined) equal to the percentage that the number of shares of Common Stock sold or distributed to its partners by MSLEF II represents of its aggregate ownership of shares of Common Stock on May 11, 1994, less any number of Options that previously became exercisable on January 1, 1995, as set forth in clause (i) of this sentence, or by reason of prior applications of this clause (ii). The Committee, with the consent of the Board, shall have the authority to accelerate the exercisability of any outstanding Option at such times and under such circumstances as it, in its sole discretion, deems appropriate.

         (e) Term. Except as specifically provided in Section 6(h) hereof, an Option shall expire upon the earlier of (1) twelve (12) years from the date of grant of such Option or such earlier date as may be prescribed by the Committee and set forth in the Option Agreement or (2) the Optionee's termination of employment with the
         Company and all of its Subsidiaries and affiliates.

         (f)  Option Price.  Each Option
         Agreement shall state the Option Price.
         Effective Date Options shall
         be granted at an Option Price of $100.  The
         Option Price for all other Options
         shall be the Fair Market Value of the
         Common Stock on the date the Option
         is granted.  The Option Price shall be
         subject to adjustment as provided in Section 7 hereof.

         (g)  Method and Time of Payment.  An
         Option may be exercised, as to any or
         all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent; provided, however, that an Option may not be exercised at any time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than
         100).  Each Option Agreement shall
         require that the Option Price be paid in full, at the time of exercise of an Option, in cash, by certified or cashier's check or in shares of Common Stock (whether previously owned by, or issuable upon the exercise of such Option to, the Optionee) having a Fair
         Market Value equal to such Option
         Price, or in a combination of cash and
         Common Stock.  In its discretion,
         the Committee may permit an Optionee to
         use a "cashless exercise" procedure
         to provide for payment of the Option Price.

         (h)  Termination of Employment and/or Options.

                (1)  General.  Except as otherwise
                provided in this Section 6(h), each
                Option granted hereunder may, unless
                earlier terminated in accordance
                with its terms, be exercised (to
                the extent otherwise vested upon
                termination of employment in
                accordance with the provisions of Section
                6(c) hereof) at any time within
                ninety (90) days following the later to
                occur of (A) termination of the
                Optionee's employment with the Company
                and all Subsidiaries and affiliates
                of the Company for any reason other
                than for Cause, death, Disability
                or Retirement or (B) a Trigger Date;
                provided, however, that if the
                employment of an Optionee shall be
                terminated for Cause, all Options
                theretofore granted to such Optionee
                shall, to the extent not theretofore
                exercised, expire on the date of
                such termination.  The Committee
                may in its discretion extend the time
                periods set forth in this Section 6(h)
                for exercise of an Option.  If the
                Committee determines in its sole
                discretion that an Optionee has at any
                time committed a common law fraud against JSC, the Company, any Subsidiary or any affiliate of the Company, all Options held by such Optionee shall immediately terminate and be of no further force or effect.

                (2)  Death, Disability, Early
                Retirement or Retirement of Options.  If an
                Optionee shall die while employed
                by the Company, a Subsidiary or an
                affiliate of the Company, or if
                an Optionee shall die within ninety (90) days after the date of termination of such Optionee's employment other than as a result of his termination for Cause, or if an Optionee's employment shall terminate by reason of Disability, Early Retirement or Retirement, all Options theretofore granted to such Optionee may, unless earlier terminated in accordance with their terms, be exercised (to the extent otherwise vested upon termination of employment in accordance with provisions of Section 6(c) hereof) by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within five (5) years after the later to occur of (A) the date of death, Disability, Early Retirement or
                Retirement of the Optionee or
                (B) a Trigger Date. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option.
                If the Committee determines
                in its sole discretion that an Optionee has at any time committed a common law fraud against JSC, the Company, any Subsidiary or any affiliate of the Company, all Options held by such Optionee shall immediately terminate and be of no further force or effect.

         (i) Other Provisions. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

 7.             Effect of Certain Changes.

         (a)  If, after the Effective Date, there is
any increase, reduction, change
or exchange of the shares of Common Stock for a different number or kind of shares or other securities by reason of a reclassification, recapitalization, reorganization, declaration of extraordinary dividend, spin-off, stock dividend, stock split, combination or exchange of shares, repurchase of shares, or in the event of an Asset Sale or Merger, or in the event of other similar transactions, the Committee shall provide for at least one of the following, provided such act does not cause an Event of Default:

                (1) all outstanding Options shall be immediately and fully exercisable as of the date immediately prior to the effective date of any such transaction;

                (2)  the number of shares of Common
         Stock available for Options, the
         number of such shares covered by outstanding Options, and the Option Price per share of such Options, shall be proportionately adjusted by the Committee to reflect any such increase, reduction, change or exchange of the shares of Common Stock of the Company, provided that any such adjustment shall preserve the value inherent in outstanding Options;

                (3)  each Option shall be
         converted into an Option entitling the holder thereof upon exercise (at its then Option Price) to receive the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable by a holder of the number of shares of Common
         Stock which would be receivable by
         such holder upon the exercise of such
         Option immediately prior to the
         effective date of such transaction; and/or

                (4)  each outstanding Option whether
         or not then exercisable shall be
         canceled in connection with such
         transaction in exchange for a cash payment in an amount per share subject to such Option equal to the excess of (A) the greater of (i) the highest Fair Market
         Value of the shares of Common Stock
         during the sixty-day period ending
         on the date of such transaction or (ii)
         the highest price paid per share of
         Common Stock to holders of such shares
         in any such transaction, over (B)
         the Option Price of such Option; provided, however, that this Section 7(a)(4) shall be applicable only in the event of an Asset Sale or Merger.

         (b)  As an alternative to the discretion
provided to the Committee in Section
7(a), in the event of the dissolution or liquidation of JSC, any corporate separation or division, including, but not by way of limitation, split-up, split-off, spin-off or other similar transaction, or in the event of an Asset Sale or Merger, the Committee may provide that any or all outstanding Options shall become immediately and fully exercisable and that:

                (1)  Optionees shall have the right
         to exercise such Options; and/or
                (2)  each Option granted under the Plan
         shall terminate as of the date to
         be fixed by the Committee, and that
         not less than thirty (30) days' written
         notice of the date so fixed shall be
         given to each Optionee, who shall have
         the right, during the period of
         thirty (30) days preceding such termination, to exercise (to the extent exercisable) with respect to such Option all or any part of the shares of Common Stock covered thereby.

 8.             Period During Which Options May Be Granted.

         Options may be granted pursuant to the Plan from time to time within a period of twelve (12) years from the Effective Date.

 9.             Nontransferability of Options.

         Options granted under the Plan
shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised or otherwise realized, during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative.

10.             Beneficiary

         An Optionee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.
If no designated beneficiary survives
the Optionee, the executor or administrator of the Optionee's estate shall be deemed to be the Optionee's beneficiary.

11.              Agreement by Optionee Regarding Withholding Taxes.

         If the Committee shall so require,
as a condition of exercise of an Option
or other realization of an award granted hereunder, each Optionee shall agree that no later than the date of exercise or other realization of such award, the Optionee will pay to JSC or make arrangement satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option. To the extent provided in the applicable Option Agreement, such payment may be made by the Optionee with shares of Common Stock (whether previously owned by, or issuable upon the exercise of such Option to, such Optionee) having a Fair Market Value equal to the amount of such taxes. Alternatively, the Committee may provide that an Optionee may elect, to the extent permitted or required by law, to have JSC deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Optionee. In the event an Optionee does not pay to JSC, or make arrangements satisfactory to the Committee regarding the payment of, any such taxes, the Committee shall be permitted to deduct any such taxes required to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Optionee.

12.              Rights as a Stockholder.

         An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 7 hereof.

13.              No Rights to Employment.

         Nothing in the Plan or in any Option
granted or Option Agreement entered into pursuant hereto shall confer upon any Optionee the right to continue in the employ of the Company, any Subsidiary or any affiliate of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Option
Agreement or to interfere with or limit in any way the right of the Company, any Subsidiary or any affiliate of the Company to terminate such Optionee's employment.

14.              Plan Expenses and Payments.

         The expenses (including administrative
expenses, but excluding payments to
Optionees) due under the Plan shall be equitably apportioned in such manner as the Board deems appropriate among the Company and each Subsidiary or other affiliate of the Company whose employees participate in the Plan. Each entity set forth in the preceding sentence shall be responsible for making any necessary cash payments to Optionees employed by such entity and shall make such payments directly to such Employees. This payment obligation will be an obligation solely of the entity employing the Optionee, and not of any other entity whose Employees participate in the Plan.

15.              Event of Default.

         Notwithstanding anything else contained in this Plan, no payment shall be made hereunder until the first date as of which no Event of Default exists and no Event of Default or violation of applicable law would be caused by the making of such payment.

16.              Amendment and Termination of the Plan.

         (a)  The Plan may be amended at any time and
from time to time by the Board;
provided, however, that approval of such amendment is given by such vote required by JSC's Certificate of Incorporation or By-Laws and that no amendment shall adversely affect any right of any Optionee with respect to any Option theretofore granted without such Optionee's written consent; and provided further, if and to the extent stockholder approval is required as a matter of law or to secure an exemption from otherwise applicable law, any amendment that would materially increase the aggregate number of shares of Common Stock as to which awards may be granted under the Plan, materially increase the benefits accruing to Optionees under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the Common Stock, except that any such increase or modification that may result from adjustments authorized by Section 7 hereof shall not require such approval.

         (b) The Board may in its discretion terminate this Plan at any time, provided that approval of such termination is given, by such vote required by JSC' Certificate of Incorporation or By-Laws. The Plan shall also terminate upon a liquidation of JSC.

17.              Governing Law.

         The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

18.              Effective Date and Duration of the Plan.

         This Plan shall be effective as of the Effective Date and shall terminate on the later of (a) the twelfth anniversary of the Effective Date and (b) the expiration of all Options granted hereunder.

19.              Restrictions on Public Sale.

         In the event of any underwritten public offering of securities, the Optionee agrees not to effect any public sale or distribution including any sale pursuant to Rule 144 of any of the Company's common equity securities for such period as the underwriters of such offering shall determine.